Exhibit 5.1

Strictly private and confidential		Herbert Smith Freehills LLP
Exchange House
To:	VivoPower International Plc 91 Wimpole Street Marylebone London W1G 0EF United Kingdom

Primrose Street
London EC2A 2EG
T  +44 (0)20 7374 8000
F  +44 (0)20 7374 0888
D  +44 (0)20 7466 2575
DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref

4439/30999801

Your ref

Date

12 October 2018

Dear Sir or Madam

VivoPower International Plc

1.	INTRODUCTION and scope

1.1

We have acted as English legal advisers to VivoPower International Plc, a public limited company organised under the laws of England and Wales (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act 1933, as amended (the "Securities Act").

1.2

The Registration Statement is being made in relation to the proposed issuance by the Company of up to 1,355,736 ordinary shares with a nominal value of $0.012 per share in the capital of the Company (the "New Shares") to be issued pursuant to the VivoPower International Plc 2017 Omnibus Equity Incentive Plan (the "Plan").

1.3	We have been asked to give this opinion in relation to the proposed issuance by the Company of the New Shares.

1.4	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

1.5

This opinion and any obligations arising out of or in connection with it (including non-contractual obligations) are governed by and shall be construed in accordance with English law. This opinion is given on condition that the courts of England have exclusive jurisdiction to settle any dispute or claim arising out of or in connection herewith (including any non-contractual disputes or claims).

1.6	This opinion is limited to the matters in paragraph 4 and does not extend, and is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

1.7

By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors' Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

1.8	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS AND ENQUIRIES

2.1	For the purpose of giving this opinion, we have examined the following documents:

2.1.1	a draft copy of the Registration Statement, to be filed with the SEC on 12 October 2018;

2.1.2

a certificate dated 12 October 2018 (the "Reference Date") signed by a director of the Company (the "Officer’s Certificate") relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by a director as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	a copy of the rules of the Plan;

(B)	a copy of the certificate of incorporation of the Company (the "Certificate of Incorporation");

(C)	a copy of the articles of association of the Company adopted on 20 August 2018 (the "Current Articles"); and

(D)	all relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the Plan, each existing as at the Reference Date (the "Corporate Approvals").

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1

on 12 October 2018, at 9:55 am we carried out a search of the public records of the Company held by the Companies House Direct service operated by the Registrar of Companies in England and Wales (the "Company Register Search"); and

2.2.2	on 12 October 2018, at 11:28 am we made a telephone enquiry of the Company of the Central Registry of Winding–Up Petitions maintained by the Companies Court (the "Central Registry Search").

2.3

Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic, complete and accurate and all signatures and seals thereon (if any) are genuine;

3.1.2

Documents up-to-date etc.: all documents (including the constitutional documents) which we have reviewed are and remain accurate, up-to-date and have not been amended, terminated or rescinded or any provisions thereof varied or waived;

3.1.3	Drafts: the draft copy of the Registration Statement is substantially in the form in which it will be filed;

3.1.4	Effective documents:

(A)	the Registration Statement will have become effective in accordance with its terms (and will remain effective on each date of the allotment and issue of the New Shares (the "Allotment Dates"));

(B)

the Corporate Approvals authorising, inter alia, the Company to issue the New Shares, were passed at properly convened and conducted meetings of the board or the shareholders (as the case may be) and will remain in full force and effect at the Allotment Dates;

3.1.5	Due execution: each of the documents examined by us have been or will be duly executed and, where applicable, delivered on behalf of the Company;

3.1.6

Nominal Value: on each Allotment Date the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the New Shares and any applicable share premium or capitalise profits of the Company or any sum standing to the credit of any reserve of the Company in order to satisfy the nominal value of the New Shares and any applicable share premium;

3.1.7

Corporate Approvals: the Corporate Approvals included in the Officer's Certificate are all the relevant minutes and resolutions of the directors and shareholders of the Company relating to the approval of the Plan by the Company and existing as at the Reference Date;

3.1.8	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date (and will remain so as at the Allotment Dates);

3.1.9	Conditions: any conditionality on the authority to allot and issue the New Shares pursuant to the Corporate Approvals and the Plan will be achieved;

3.1.10	Solvency: on each Allotment Date the Company will be solvent and the Company has not entered into any composition or arrangement with its creditors (or any class of them);

3.1.11

Applicable Law: on each Allotment Date the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the New Shares and any applicable share premium;

3.1.12

Administration etc.: no step has been taken to wind–up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

3.1.13

Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.14

Directors: the directors of the Company have acted in good faith and have complied with their duties under all applicable laws in approving the Corporate Approvals and the transactions contemplated thereby;

3.1.15

No breach: no party will, by reason of the transactions contemplated by the Corporate Approvals and the Plan, be in breach of any of their respective obligations under any agreement, licence, authorisation, consent or similar document; and

3.1.16

Misconduct, etc.: the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under the Corporate Approvals or any associated activity illegal, void, voidable or unenforceable.

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares, when issued, delivered and paid for (or credited by the Company as paid for using the Company's profits or reserves) in accordance with the Plan, will have been duly and validly issued, be fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1

Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors (whether secured or unsecured) generally.

5.1.2

Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete or up–to–date. In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.1.3

Company search: A search at Companies House may not reveal whether the New Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

7.	ADDRESSEES AND RESPONSIBILITY

7.1	This opinion is addressed to you in connection with the Registration Statement. It cannot be relied upon for any other purpose.

7.2	This opinion is given by Herbert Smith Freehills LLP which assumes liability for and is solely responsible for it.

Yours faithfully

Herbert Smith Freehills LLP